Exhibit 21.1

The following is a list of our significant subsidiaries:

Company	Country of Incorporation
Orthofix Australia Pty Limited	Australia
Orthofix do Brasil Ltda.	Brazil
Orthofix S.A.	France
Orthofix G.m.b.H.	Germany
Orthofix Spine G.m.b.H.	Germany
Orthofix S.r.l.	Italy
Orthofix International B.V.	Netherlands
Orthofix II B.V.	Netherlands
Implantes y Sistemas Medicos, Inc.	Puerto Rico
Inter Medical Supplies Limited	Seychelles
Colgate Medical Limited	UK
Orthofix Limited	UK
Orthofix (GB) Limited	UK
Orthofix UK Limited	UK
Orthosonics Limited	UK
Swiftsure Medical Limited	UK
Victory Medical Limited	UK
AMEI Technologies, Inc.	US
Blackstone Medical, Inc.	US
Neomedics, Inc.	US
Osteogenics, Inc.	US
Orthofix Holdings, Inc.	US
Orthofix US LLC	US
Orthofix Inc.	US